Exhibit 99.1

Badger Meter News Release

Barbara Noverini, CFA
(414) 371-8144
bnoverini@badgermeter.com

BADGER METER REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Milwaukee, WI, October 21, 2025 - Badger Meter, Inc. (NYSE: BMI) today reported results for the third quarter ended September 30, 2025.

Third Quarter 2025 Highlights

•
Total sales of $235.7 million, 13% higher than the prior year's $208.4 million. Base1 sales of $224.5 million increased 8% year-over-year.
•
Operating earnings increased 13% year-over-year to $46.1 million, with operating profit margins of 19.6% versus 19.5% in the prior year quarter. Base operating earnings of $46.6 million increased 15% year-over-year, with Base operating profit margins of 20.7%.
•
Diluted earnings per share (EPS) increased 10% to $1.19 compared to $1.08 in the prior year quarter.
•
Robust cash provided by operations of $51.3 million.
•
Increased annual dividend rate by 18% to $1.60 per share, representing the 33rd consecutive year of dividend growth.

“We demonstrated solid operating leverage in the third quarter on strength in both sales and profitability as we continued to successfully integrate the SmartCover acquisition and build on record growth in our core business in recent periods," said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. "As we manage through ever-evolving macroeconomic, trade and policy headwinds in the near-term, it remains clear that demand is strong for our industry-leading cellular AMI and BlueEdgeTM smart water management solutions. We continue to expect the secular drivers influencing digital water technology adoption by utilities and commercial and industrial customers will support durable revenue growth. I would like to thank our dedicated team for enabling our customers to benefit from the favorable outcomes our solutions provide."

1 All adjusted metrics ("Base") referenced in this news release are non-GAAP measures that exclude the contribution of SmartCover, acquired in January 2025. Please refer to the appendix for reconciliations of these non-GAAP measures to their most comparable GAAP measures.

Third Quarter Operating Results

Utility water sales increased 14% year-over-year, or 8% excluding SmartCover. Ongoing customer adoption of digital smart water solutions, including increased sales of ultrasonic meters, BEACON® SaaS, and water quality solutions, were the primary drivers of growth compared to the prior year quarter.

Sales of flow instrumentation products increased 4% year-over-year as strength in water-related markets offset lower demand in de-emphasized non-water related applications.

Operating earnings increased 13% year-over-year to $46.1 million, with operating margins up 10 basis points to 19.6% from the prior year’s 19.5%. Base operating earnings of $46.6 million increased 15% year-over-year, driving 120 basis points of Base operating margin expansion. Gross margin was 40.7%, up 50 basis points from 40.2% in the prior year quarter. Gross margin continued to benefit from structural sales mix improvement, while implemented price increases partially mitigated certain tariff-related cost pressures in the quarter.

Total Selling, Engineering and Administration (SEA) expenses increased by $6.5 million year-over-year to $49.8 million, due primarily to the addition of SmartCover including $1.6 million of intangible asset amortization. Base SEA expense increased $1.2 million, or 3% year-over-year, which included a $1.8 million benefit related to a deferred compensation plan resulting from the stock price change in the quarter. In total, SEA as a percent of sales increased modestly to 21.1% from 20.8% in the prior year quarter.

The tax rate for the third quarter of 2025 was 26.1%, as compared to the prior year’s 25.3%. The modestly higher tax rate combined with lower interest income due to acquisition capital deployed resulted in EPS of $1.19, up 10% compared to $1.08 in the prior year quarter.

Outlook

Bockhorst continued, "The visibility we currently have into our opportunity pipeline, from planning, to bidding, to awards, to deployment and order activity, validates our conviction in an average top-line growth rate of high-single digits over our forward five-year strategic planning horizon. As is typical in our business, there can be variability in customer activity. As a timely example, and consistent with prior years, the fourth quarter generally has fewer operating days due to holiday-shortened activity levels at our customers.

We expect that strategic pricing actions, coupled with the structural mix benefit of customer technology adoption, will continue to offset the impacts of already-implemented tariffs. As such, we are raising our normalized gross margin range from our historical 38-40% to a new range of 39-42%. We continue to monitor global tariff and supply chain dynamics to remain nimble in this unpredictable trade environment."

Bockhorst concluded, “With another quarter of strong free cash flow generation, we remain well-positioned to invest in innovation and fund strategic, disciplined and value-added acquisitions. As an example, we remain on-track to deliver the anticipated sales and cost synergies associated with the SmartCover acquisition. We are encouraged by the reception received from current and prospective customers who believe in the value of this latest addition to our BlueEdge portfolio."

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s third quarter 2025 results today, Tuesday, October 21, 2025 at 10:00 AM CT/11:00 AM ET. The listen-only webcast and related presentation can be accessed through the events section of our investor relations website. Participants can also register to take part in the call using this online registration link.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP ("Base") measures. Reconciliations of these measures to the most comparable GAAP measures can be found in the supplemental reconciliation schedule attached.

Each of the non-GAAP ("Base") measures referenced in this news release and associated reconciliation tables should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure. Management believes that these Base measures provide useful information to investors and other stakeholders by facilitating year-over-year comparisons of Badger Meter's Base operating results in the first year following an acquisition. All Base measures referenced herein exclude the contribution of SmartCover.

About Badger Meter

With more than a century of water technology innovation, Badger Meter provides comprehensive water management solutions through its BlueEdgeTM suite. This tailorable portfolio of smart measurement hardware, reliable communications, data visualization and analytics software and ongoing support and industry expertise give customers the edge in optimizing their operations and contributing to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$235,651	$208,438	$695,957	$621,376

Cost of sales	139,815	124,560	406,874	374,952

Gross margin	95,836	83,878	289,083	246,424

Selling, engineering and administration	49,752	43,255	148,711	127,711

Operating earnings	46,084	40,623	140,372	118,713

Interest income, net	(1,330)	(2,301)	(3,559)	(5,689)
Other pension and postretirement (income) costs	(28)	13	(84)	37

Earnings before income taxes	47,442	42,911	144,015	124,365

Provision for income taxes	12,365	10,873	35,956	30,140

Net earnings	$35,077	$32,038	$108,059	$94,225

Earnings per share:

Basic	$1.19	$1.09	$3.67	$3.21

Diluted	$1.19	$1.08	$3.65	$3.19

Shares used in computation of earnings per share:

Basic	29,424,004	29,369,923	29,405,429	29,351,688

Diluted	29,583,384	29,547,928	29,577,619	29,524,993

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BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	September 30,	December 31,
	2025	2024
	(Unaudited)

Cash and cash equivalents	$201,693	$295,305
Receivables	115,056	84,325
Inventories	152,627	143,408
Other current assets	25,210	17,078
Total current assets	494,586	540,116

Net property, plant and equipment	78,362	74,260
Intangible assets, at cost less accumulated amortization	122,060	45,066
Other long-term assets	46,608	45,201
Goodwill	236,654	111,770
Total assets	$978,270	$816,413

Liabilities and Shareholders' Equity

Payables	$69,786	$55,659
Accrued compensation and employee benefits	33,524	34,912
Other current liabilities	50,112	27,634
Total current liabilities	153,422	118,205

Deferred income taxes	24,065	3,652
Long-term deferred revenue, employee benefits and other	98,273	88,324
Shareholders' equity	702,510	606,232
Total liabilities and shareholders' equity	$978,270	$816,413

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BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$35,077	$32,038	$108,059	$94,225

Adjustments to reconcile net earnings to net cash provided by operations:

Depreciation	2,607	2,589	8,326	8,330
Amortization	6,100	5,427	17,458	15,787
Noncurrent employee benefits	40	9	45	(12)
Stock-based compensation expense	2,041	1,314	6,445	4,595
Changes in:
Receivables	2,503	13,403	(22,803)	(9,814)
Inventories	(5,759)	3,889	(1,740)	(3,367)
Payables	(4,285)	(18,581)	11,937	(5,242)
Prepaid expenses and other assets	(188)	717	(3,276)	(7,772)
Other liabilities	13,148	4,283	4,446	6,237
Total adjustments	16,207	13,050	20,838	8,742
Net cash provided by operations	51,284	45,088	128,897	102,967

Investing activities:
Property, plant and equipment expenditures	(3,089)	(3,132)	(9,993)	(8,149)
Acquisitions, net of cash acquired	-	-	(184,024)	(3,000)
Net cash used for investing activities	(3,089)	(3,132)	(194,017)	(11,149)

Financing activities:
Dividends paid	(11,770)	(9,986)	(31,791)	(25,862)
Proceeds from exercise of stock options	-	-	554	751
Net cash used for financing activities	(11,770)	(9,986)	(31,237)	(25,111)
Effect of foreign exchange rates on cash	60	773	2,745	466

Increase (decrease) in cash and cash equivalents	36,485	32,743	(93,612)	67,173
Cash and cash equivalents - beginning of period	165,208	226,212	295,305	191,782

Cash and cash equivalents - end of period	$201,693	$258,955	$201,693	$258,955

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APPENDIX

BADGER METER, INC.

RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES TO GAAP PERFORMANCE MEASURES
(in thousands, except share and earnings per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	SmartCover	Base	2025	SmartCover	Base
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$235,651	$11,110	$224,541	$695,957	$27,844	$668,113

Selling, engineering and administration	49,752	5,266	44,486	148,711	14,292	134,419

Operating earnings (loss)	46,084	(499)	46,583	140,372	(2,037)	142,409

* SmartCover results are included from the date of acquisition of January 30, 2025

** SmartCover amortization was $1.6 million for the three months ended September 30, 2025 and $4.2 million for the nine months ended September 30, 2025 and reported as part of Selling, engineering and administration expenses

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